Exhibit 99.1

CONTACT:

VIVUS, Inc.	The Trout Group
Timothy E. Morris	Ian Clements (SF) 415-392-3385
Chief Financial Officer	Brian Korb (NYC) 646-378-2923
650-934-5200

FOR IMMEDIATE RELEASE

VIVUS Announces Promotion of Lee B. Perry

Mr. Perry to serve as Vice President and Chief Accounting Officer

MOUNTAIN VIEW, Calif., February 27, 2007 - VIVUS, Inc. (NASDAQ: VVUS) today announced the promotion of Lee B. Perry to vice president and chief accounting officer, to serve as the company’s principal accounting officer. Since March 2005, Mr. Perry has held the position of senior director, finance at VIVUS. His responsibilities will include oversight of the company’s accounting operations and systems, external reporting, financial planning and analysis, cost accounting, internal controls, taxation and risk management. Mr. Perry will continue to report to Timothy E. Morris, the Company’s vice president finance and chief financial officer.

“Lee has been with VIVUS for two years and has played an outstanding role in our business and financial successes,” said Timothy E. Morris, vice president and chief financial officer of VIVUS. “We wanted to recognize Lee’s efforts over the last two years and his promotion to vice president and chief accounting officer, a newly created position, is more in line with his experience and responsibilities.”

Mr. Perry has over 30 years experience in corporate finance and operations and public accounting. For the past twenty years he has held senior financial positions in life sciences and manufacturing industries.  Prior to VIVUS, his life science experience included serving as senior director of finance at Questcor Pharmaceuticals, Inc. and as director of finance at DNA Sciences, Inc. Mr. Perry also served as chief financial officer of BHP Coated Steel, Corp. Mr. Perry earned his BA degree in economics from San Diego State University and is a certified public accountant.

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of next-generation therapeutic products addressing obesity and sexual health. VIVUS has three products that are positioned to enter Phase 3 clinical trials, and one product currently under NDA review by the FDA. The pipeline includes: Qnexa™, for which a Phase 2 study has been completed for the treatment of obesity; Testosterone MDTS®, for which a Phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (HSDD); EvaMist™, for which a Phase 3 study has been completed and an NDA submitted for the treatment of menopausal symptoms; and avanafil, for which a Phase 2 study has been completed for the treatment of erectile dysfunction (ED). MUSE® is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company’s web site at www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that the EvaMist NDA submission will be approved in a timely basis, or at all. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2005 and periodic reports filed with the Securities and Exchange Commission.